Exhibit 10.2

CORPORATE SPONSORSHIP AGREEMENT

This Agreement is made effective November 1, 2010 between the American Diabetes Association, an Ohio non-profit corporation with its principal office located at 1701 N. Beauregard Street, Alexandria, Virginia 22311 ("ADA"), and the Epic Wound Care, Inc. ("Company" or "Epic Wound Care"), a Nevada corporation, with its principal place of business at 1365 N. Courtenay Parkway, Suite A, Merritt Island, FL 329523

WHEREAS, ADA is the nation's leading voluntary health organization concerned with diabetes and its complications, and the mission of ADA is to prevent and cure diabetes and to improve the lives of all people affected by diabetes;

WHEREAS, Company, a manufacturer of consumer products company principally focused on wound care applications, desires to support ADA and ADA's mission and related activities outlined in Attachment A hereto;

WHEREAS, in furtherance of its tax-exempt purposes, ADA conducts various programs and Company desires to sponsor the ADA and the ADA programs outlined in Attachment A hereto (Company's sponsorship of ADA and its programs is hereinafter defined as the "Program" or the "Sponsorship").

WHEREAS, the parties desire to confirm the nature of the sponsorship ("Sponsorship");

NOW THEREFORE, and for valuable consideration, the receipt and adequacy of which are hereby acknowledged, ADA and Company agree as follows:

1. Scope: ADA agrees to identify and acknowledge Company as a sponsor of the Program, as permitted in connection with qualified sponsorship payments under Section 513(i) of the Internal Revenue Code and Treasury regulations thereunder ("Code"). Company agrees not to knowingly take any actions that would jeopardize the tax-exempt status of ADA under section 501(c)(3) of the Code. Company agrees to inform its business partners about ADA's tax-exempt status. Company agrees to provide its services, as defined in Attachment A, in accordance with all applicable laws and in accordance with standards of decorum and taste so as not to adversely reflect upon ADA or its mission. The purpose of the Sponsorship is to support the American Diabetes Association Mission.

2. Name and Logos: ADA warrants that it is the sole and exclusive owner of its name and logos, with or without accompanying words, and has the legal right to enter into agreements relating hereto. In addition, any materials provided by or developed by ADA for this Sponsorship are and remain the property of ADA. ADA's names, logos, and various marks (Attachment B) shall collectively be referred to as "the Marks". ADA's ownership of the Marks is or shall be secured through registration, or under common law, or both. Use by Company of the Marks does not create ownership rights in the Marks for Company. Company accepts and acknowledges ADA's exclusive ownership of the Marks and shall not, during the period of this Agreement, or any time thereafter, challenge ADA's exclusive ownership or registration of its Marks in any forum or on any basis, including the basis that rights to the Marks accrue to Company by virtue of this Agreement. Company shall provide reasonable assistance to ADA upon request in obtaining whatever additional protection for the Marks that ADA finds necessary.

3. License: ADA hereby grants Company a non-exclusive (except as set forth in Attachment A), limited, revocable and conditional license during the period of this Agreement to use the Marks, solely to identify Company as a sponsor of the Program, with the limited authority to use the ADA Marks only in connection with the recognition authorized under this Agreement. Use by Company of the Marks is limited to the particular Marks as authorized by ADA in Attachment B, may not be revised or altered in any way, must be displayed in the same form and colors, and does not extend to any other marks of ADA.

Use by Company of the Marks on and in conjunction with its product or brand is conditioned upon Company's observance of the specifications for permissible uses of the Marks as given in writing by ADA. Except as set forth in Attachment A, the license for the Marks described is non-exclusive; nothing shall prohibit ADA, during the period of this Agreement, from licensing the use of substantially similar Marks for substantially similar uses in working with companies or industries that compete directly or indirectly with those of Company. ADA may require that a disclaimer stating that ADA's participation in the Sponsorship does not convey or imply ADA's approval, endorsement, certification, acceptance, or referral of any product or service of Company, or of any corporation or other entity providing sponsorship, accompany the depiction of the Marks.

Company may not permit any third party to use the Marks without the express prior written approval of ADA, which may be withheld for any reason. The Marks must be used in a professional manner and solely in connection with the activities authorized under this Agreement. The Marks shall not be placed adjacent to the Marks of another organization concerned with diabetes, or those of a company which manufactures products related to diabetes, without ADA's specific written consent, which may be withheld for any reason. The Marks may not be used for individual, personal or professional gain, or other private benefit, and Company may not use the Marks in any manner that: diminishes their value or otherwise dilutes the Marks; discredits the ADA or tarnishes its reputation and goodwill; is false, misleading or likely to cause confusion, mistake or deception; violates the rights of others; violates any federal, state or local law, regulation or other public policy; or mischaracterizes the relationship between the parties, including but not limited to the fact that Company is a separate and distinct legal entity from, and is not an agent of, ADA.

4. Review: All uses of the ADA Marks, including the specific placement of the Marks, on the product or brand and all promotional materials and packaging, are subject to ADA's prior written approval, which approval shall not be unreasonably withheld. Any reference to ADA in electronic or other publication or broadcast is subject to ADA's prior written approval, which approval shall not be unreasonably withheld.

5. Quality: All products, services or other items of Company with which the Marks are used shall be maintained throughout the period of this Agreement at or above their quality at the beginning of the agreement. ADA may, upon reasonable notice and subject to reasonable confidentiality requirements of Company, visit Company's facility at reasonable times during regular business hours for the purpose of inspecting the quality of goods or services used with the Marks or otherwise to determine compliance by Company with the terms of this Agreement. Company shall provide to ADA on a quarterly basis two (2) samples of any items or materials which contain ADA's Marks.

6. Infringement: Company shall take measures it deems necessary to assure that none of the material which is prepared, or which shall be prepared, pursuant to this Agreement, violates or infringes upon any trademark or copyright, or any other right of any person, Company or other entity. Company shall protect against infringement of the Marks. Company shall provide reasonable assistance to ADA in protecting the Marks upon request. Company shall notify ADA immediately if it learns of any infringement of the Marks. ADA shall have sole discretion to determine whether to pursue infringement of the Marks.

7. Indemnification and Insurance: Each party agrees to indemnify and hold harmless the other party, its officers, directors, employees, volunteers, subcontractors and agents, from any and all claims, losses, damages, liabilities, judgments, or settlements, including reasonable attorneys' fees costs and other expenses incurred on account of the indemnifying party's negligent acts or omissions in connection with the Sponsorship. In addition, each party shall maintain adequate and sufficient insurance to cover all losses under this Agreement and the other party shall be an additional insured under such policy(ies), coverage to apply as primary without regard to contribution from any other source, with evidence of such insurance provided to the other party within 30 days of the signing of this Agreement.

8. Waiver: Either party's waiver of or failure to exercise any right provided for in this Agreement shall not be deemed a waiver of any further or future right under this Agreement. Any provision of this Agreement, which is prohibited and unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of any provisions in any other jurisdiction. All provisions are severable.

9. Amendment: This Agreement may be amended only by writing clearly setting forth the amendments and signed by ADA and Company.

10. Assignment: Neither party may assign its rights nor obligations under this Agreement to a third party without obtaining the written approval of the other party. This Agreement shall then be binding on any successor(s) and assign(s).

11. Entire Agreement: This Agreement constitutes the entire agreement between ADA and Company, supersedes all prior writings or oral agreements, as well as any ancillary or affiliated agreements connected herewith, and there are no other agreements between ADA and Company on the subject of the Sponsorship.

12. Confidentiality: Each party, on behalf of itself and its respective agents and employees, agree not to use or disclose at any time any confidential information of the other party, except as may be authorized in writing, or as required by law. This provision survives termination of this Agreement.

13. Term and Expiration: This Agreement is valid from Novemberl, 2010 until October31, 2013. It expires at the end of this period. This Agreement can only be renewed for another term by mutual consent as set forth below under Option to Renew. Upon the termination or expiration of this Agreement, each party shall: (i) immediately cease utilization of the other party's marks for any purpose; (ii) return forthwith all deliverables, including but not limited to, all originals and copies of the other party's marks (whether in printed, electronic, recorded, and/or other tangible form); (iii) immediately cease utilization of the manuals created as a result of this Agreement, and (iv) discard or destroy all copies thereof.

The infringement, insurance, confidentiality and indemnification provisions herein shall survive the termination or expiration of this Agreement.

14. Option to Renew: Company shall provide ADA notice of its intention to renew the Agreement no later than June 30, 2012. The parties shall have until October 31, 2013 to negotiate the Agreement.

15. Territory: The geographic territory for the Agreement is the United States, including all U.S. territories and possessions, including Puerto Rico..

16. Independence: ADA and Company agree that they are independent and that this Agreement is not intended to create any partnership, joint venture, or agency relationship of any kind. ADA and Company agree not to contract any obligations in the name of each other or to use each other's credit in conducting any activities under this Agreement or to refer to the relationship among ADA and Company as anything other than independent.

17. Cancellation: Upon cancellation no further use may be made of the Marks, or other proprietary property or materials provided, developed or intended for use in connection with the Sponsorship, without prior written authorization. If Company cancels this Agreement, for reasons other than breach, Company's commitment to pay pursuant to Attachment A survives cancellation of this Agreement.

18. Compliance with Anti-discrimination Laws and Policies. Company verifies that it is in compliance with all laws prohibiting discrimination against people with diabetes including, but not limited to, the Americans with Disabilities Act, the Rehabilitation Act of 1973, and state and municipal anti-discrimination laws Company states that it shall not discriminate against a qualified individual with diabetes, because of the person's diabetes, in regard to job application procedures, the hiring, advancement, or discharge of employees, employee compensation, job training, or other terms, conditions, and privileges of employment. Company further verifies that each person with diabetes, whether or not the person uses insulin, is eligible for any employment with Company for which he/she is otherwise qualified and that Company does not have any rule or policy that automatically excludes a person with diabetes from employment in any position with Company.

19. Notice: All written notices required to be given pursuant to the terms set forth in this Agreement shall be deemed given on the day notice is either delivered personally, or by fax or overnight or certified delivery or deposited in the mail addressed as specified below:

Company:	Epic Wound Care, Inc. 1365 N. Courtenay Parkway, Suite A Merritt Island, FL 329523 Attention: Mr. Kelly Hickle, CEO

ADA:	American Diabetes Association, 1701 N. Beauregard Street, Alexandria, VA 22311 Attention: Steve Safran, Director, Corporate Alliances & Cause Related Marketing

cc:	Attention: Rhonda Lees, Vice President, Legal Affairs

20. Governing Law. This Agreement is to be interpreted under the laws of the Commonwealth of Virginia, without regard to conflict of laws principles.

Signatures:

American Diabetes Association	Epic Wound Care, LLC
Name: Larry Hausner	Name: Kelly T. Hickel
Signature: /s/ Larry Hausner	Signature: /s/ Kelly T. Hickel
Title: CEO	Title: CEO
Date: 7/28/10	Date: 7/13/10

ATTACHMENT A

ACKNOWLEDGEMENT OF SUPPORT

The following outlines the type of acknowledgment that has been agreed upon by the Company and ADA and describes the appropriate recognition of support, in accordance with the Internal Revenue Code. (All advertising, promotional and educational materials, with or without the ADA marks, are subject to ADA advance review and approval.)

The Company product/brand covered by this Agreement is: ABC Gauze.

Company shall be recognized as a National Strategic Partner, the ADA's highest level of corporate support for consumer product companies. Such title acknowledges Company's commitment to supporting the mission of ADA. The term must be used intact. Company may not modify the term or call itself a "Partner" of ADA or refer to the sponsorship as a Partnership.

As a National Strategic Partner, Company shall participate in and receive recognition for the following activities from Novemberl, 2010 through October 31, 2013. ADA shall review with Company on an annual basis the recognition of Company's participation in the activities outlined below as well as explore mutually agreed upon proprietary platform opportunities for each year of the Agreement.

I. USE OF INTELLECTUAL PROPERTY; PROMOTIONAL RIGHTS

Use of the ADA Name and "Proud Sponsor" Logo

As a National Strategic Partner of ADA, Company shall receive the opportunity to use the ADA Name and Logo herein, referred to as the Marks (as illustrated on Attachment C, attached hereto and incorporated by reference herein) on Company's educational, marketing and or promotional materials, for the term of this Agreement. All such materials are subject to advance review and written approval by ADA.

In addition to the use of the Marks, Company shall be entitled to use the following designation(s), which must accompany the Marks:

(a) "A proud sponsor of American Diabetes Association®."

(b) "A National Strategic Sponsor of the American Diabetes Association®"

OR

(c) Such other wording as may be approved in writing in advance by ADA.

II. RECOGNITION BENEFITS

Primary Platform: Stop DiabetessM

As a National Strategic Partner, Company shall be recognized as a sponsor of Stop Diabetes and Company shall receive the right to advertise and promote the relationship with the ADA year-round through the following:

•
Use of Stop Diabetes imagery on the company's advertising and promotional materials. Examples of promotional materials include, but are not limited to email messages, direct mail pieces, product packaging, website, print and television ads

•	Use of the following sponsor designation: National Sponsor of the Stop DiabetessM movement/Proud Sponsor of the movement to Stop DiabetessM

•	Use of the following tagline "Epic Wound Care and the American Diabetes Association: Working Together to Stop Diabetes. Visit stopdiabetes. corn to learn more—

Diabetes EXPOS
Company shall receive the opportunity to participate in the 2011 Diabetes Expos events of Company's choosing during each year of this Agreement (A Schedule of Events shall be available by mid-summer 2010). Company shall receive a $25,000 credit per year to select the type of participation desired in the events (i.e., size of exhibit booth and markets). Each year, the credit shall be allocated from the annual sponsorship fee. Company shall be responsible for all costs associated with attending and exhibiting at the Diabetes Expos.

Center for Information and Community Support (formerly named National Call Center) Company shall receive the opportunity provide pre-approved information for insertion in fulfillment packets for a period of three (3) months during each year of this Agreement. Specifications shall be provided by ADA and the timeframe for including materials shall be discussed and finalized at a later to be determined date. Company shall assume incremental fees for samples that may increase ADA's postage costs. Company must exercise its right to participate in the fulfillment packets prior to December 31 during each year of the Agreement otherwise the opportunity shall be forfeited for the year.

Step out: Walk to Fight Diabetes
Company shall receive the opportunity to receive a 10 X 10 exhibit space and rights to sample products in up to three (3) Step Out walk events in markets of its choice and to promote its relationship with the ADA and communicate its value to walk participants. Company's promotional efforts may include but are not limited to product sampling, on-site educational material and other PR activities to promote the events.

Advertising in American Diabetes Association Publications
Diabetes Forecast

Company shall receive two (2) full page, 4-color advertisements in Diabetes Forecast, ADA's premier publication for people with diabetes during each year of this Agreement. If Company does not exercise this benefit during each year of the agreement, the opportunity shall be forfeited for the year and credit shall not roll overto the next year of the agreement.

Diabetes Spectrum

Company shall receive two (2) full page, 4-color advertisements in Diabetes Spectrum during each year of this Agreement. If Company does not exercise this benefit during each year of the agreement, the opportunity shall be forfeited for the year and credit shall not roll over to the next year of the agreement.

Healthcare Professional Mailing List

Company receives the opportunity to use the ADA professional member mailing list one-time per calendar year during the term of this Agreement. The content of the mailing are at the discretion of Company, however all copy is subject to prior review and written approval by ADA. Company is responsible for all costs associated with the mailings (including creative, production and postage costs). If Company does not exercise this benefit during each year of the agreement, the opportunity shall be forfeited for the year and credit shall not roll over to the next year of the agreement.

Scientific Sessions

Company shall receive the opportunity to exhibit a 10' X 10' (inline placement) booth at ADA's h Scientific Sessions for each year of the Agreement and have the ability to interact with leaders in healthcare and diabetes research. Company will be responsible for all costs associated with attending and exhibiting at the Scientific Sessions. If Company so chooses, Company may secure larger exhibit space(s) for an incremental fee. Company shall work directly with ADA's event management company to finalize details for participation in the show. ADA shall facilitate Company's introduction to ADA's event management company.

III. ADDITIONAL RIGHTS AND BENEFITS

ADA shall provide the following rights and benefits:

(a)	Right to pass-through certain sponsor benefits to a pre-approved third party. The third party may be a business partner, vendor, retail partner or media partner. (Subject to ADA approval)

(b)	Right to conduct a fundraising event, a donation campaign or matching gift challenge (at Company's expense).

(c)	Access to ADA quotes/content for Company's press releases

(d)	Recognition in National Strategic Partner ads that run in the following ADA publications:

• Diabetes Forecast®, two times per year

• Diabetes Spectrum®, one time per year

• Annual Report (digital or PDF)

(e)	Recognition on stopdiabetes.com

(f)	Recognition on ADA's Corporate Sponsors area of diabetes.org

Sponsor Services

The ADA Corporate Alliances staff shall provide the partnership services and promotional support needed to make your ADA relationship as efficient and effective as possible. This includes:

(a)	Participation in ADA Annual Sponsor Summit

(b)	Single account executive for all ADA-related communications

(c)	Monthly strategy meetings with account executive to guide relationship and to develop activation ideas

(d)	Annual fulfillment report detailing results/status of commitment

(e)	20+ hours of ADA staff time to assist Company with developing editorial or promotional content (e.g., advertising messages, collateral content, etc.)

(f)	Annual one-on-one meeting with ADA Corporate Alliance staff to review marketing

(g)	objectives and activation opportunities

Relationship Structure and Sponsorship Fee

Company as a National Strategic Partner shall make a promotional commitment to support the relationship. The promotional commitment includes marketing activities Company shall conduct to promote its sponsorship and is over and above the rights fee. An example would be retail promotions in which a portion of product sales go to support the ADA.

Company shall pay to the ADA a total of $1,200.000 for the term of this Agreement (November1, 2010 through October 31, 2013). Company shall also provide ADA with in-kind consumer advertising/ promotional support, valued at $500,000, during each year of this Agreement. The advertising/ promotional support will be outlined in a subsequent document and will include at a minimum:

•	Use of NBA spokesperson to support ADA. Company is currently targeting Adam Morrison LA Lakers, and is working closely to reach other NBA players.

•
Opportunity to have presence at and have ADA materials distributed by Company at the trade shows, which Company plans to attend. Estimated attendees is approximately 420,000: EMT, ENT, Military, Nursing, Teachers, Sports and Physicians

•	Co-branding in Company's TV and Advertisements (to be finalized)

Upon execution of this Agreement, Company shall pay ADA according to the following schedule:

Year 1: $100,000 on November 1, 2010, February 1, 2011, May 1, 2011, August 1, 2011

Year 2: $100,000 on November 1, 2011, February 1, 2012, May 1, 2012, August 1, 2012

Year 3: $100,000 on November 1, 2012, February 1, 2013, May 1, 2013, August 1, 2013

Attachment B

Use of the ADA Marks

PROUD SPONSOR LOGO

Linear version

Stacked version

NATIONAL STRATEGIC PARTNER LOGO

Stacked version

STOP DIABETES SM LOGO